For Immediate Release
June 14, 2007

Contact:
Dan Flaherty 617.210.3887
dflaherty@EvergreenInvestments.com

Evergreen Investments Announces Changes to Its Mutual Fund Product Line

BOSTON -- Evergreen Investments announced today that the Board of Trustees of the Evergreen Funds approved the following proposals:

Merger of Evergreen High Grade Municipal Bond Fund (EHGAX)1,2,3 into Evergreen Municipal Bond Fund (EKEAX)1,2,3

Merger of Evergreen Limited Duration Fund (ESDAX)1,4,5 into Evergreen Ultra Short Opportunities Fund (EUBAX)1,4,5

Strategy, investment objective and name change of Evergreen Diversified Bond Fund (EKDLX)1,2,4,5 to Evergreen Core Plus Bond Fund

Strategy and name change of Evergreen High Yield Bond Fund (EKHAX)1,2,4 to Evergreen High Income Fund

The two merger proposals are subject to shareholder votes at shareholder meetings scheduled for September 28, 2007, at Evergreen Investments’ offices, 200 Berkeley St., Boston, MA  02116.  If approved, the mergers of both funds are expected effective October 15, 2007.

Evergreen will notify shareholders of Evergreen Diversified Bond Fund at least 30 days in advance of the effective date of the strategy, investment objective and name changes to the fund, expected to be effective on or about August 1, 2007.  Evergreen will notify shareholders of Evergreen High Yield Bond Fund at least 60 days in advance of the effective date of the strategy and name changes to the fund, expected to be effective on or about September 1, 2007.

Evergreen recommended and the Board approved the merger of Evergreen High Grade Municipal Bond Fund into Evergreen Municipal Bond Fund.  The funds invest in high-grade municipal securities with similar maturities.  Both funds are managed by Mathew Kiselak, portfolio manager and member of Evergreen’s Tax-Exempt Fixed Income Team.  The combined fund will continue to be managed by Kiselak.

Also approved is a recommendation to merge Evergreen Limited Duration Fund into Evergreen Ultra Short Opportunities Fund.  Both funds invest in high-quality fixed income

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securities with similar maturities.  Both funds are managed by Evergreen affiliate Tattersall Advisory Group’s Structured Products Team, led by portfolio manager Lisa Brown-Premo.  She, along with portfolio manager Bob Rowe of Tattersall, will continue to manage the combined fund.

Existing shareholders in the merging funds will be moved to the corresponding share class of the surviving funds for both Evergreen Municipal Bond Fund and Evergreen Ultra Short Opportunities Fund (Classes A, B, C and I), with the exception of shareholders of Evergreen Limited Duration Fund Class IS, which will be moved to A shares of Evergreen Ultra Short Opportunities Fund.

Evergreen has received approval from the Board to change the name, investment objective and strategy of Evergreen Diversified Bond Fund.  The Fund will become Evergreen Core Plus Bond Fund, more closely aligning its investment objective and investment strategy with Tattersall’s existing Core Plus approach.  Bob Calhoun will continue as lead manager, supported by the Core Bond team of six additional portfolio managers, in addition to Andrew Cestone, head of Evergreen’s Global High Yield Team.

Evergreen also has received approval from the Board to rename Evergreen High Yield Bond Fund to Evergreen High Income Fund.  With the name change, there will be a strategy and objective change to reduce the fund’s minimum allocation to below-investment grade bonds to 65 percent.  This change is consistent with similarly managed funds and may provide increased ability to achieve the fund’s investment objective of high income.  The modification may also provide portfolio manager Andrew Cestone with greater investment flexibility to position the portfolio, based on market opportunities.

A preliminary prospectus/proxy statement relating to the mergers is expected to be filed with the SEC on or about June 22, 2007, and, once filed, will be available free from the SEC’s web site at www.sec.gov.  Definitive materials are expected to be mailed to shareholders on or about August 6, 2007.  Sherholders are urged to read the prospectus/proxy statement carefully.  This document does not constitute an offer of any securities for sale.

Mutual Funds: NOT FDIC INSURED | NOT BANK GUARANTEED | MAY LOSE VALUE

1Derivatives involve additional risks including interest rate risk, credit risk, the risk of improper valuation and the risk of non-correlation to the relevant instruments they are designed to hedge or to closely track. The return of principal is not guaranteed due to fluctuation in the fund's NAV caused by changes in the price of individual bonds held by the fund and the buying and selling of bonds by the fund.  Bond funds have the same inflation,

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interest rate and credit risks as individual bonds.  Generally, the value of bond funds rises when prevailing interest rates fall, and falls when interest rates rise. 2High yield, lower-rated bonds may contain more risk due to the increased possibility of default. 3The fund's yield will fluctuate and there can be no guarantee that the fund will achieve its objective or any particular tax-exempt yield. Income may be subject to federal alternative minimum tax as well as local income taxes. 4Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations. 5Asset-backed and mortgage-backed securities are generally subject to higher prepayment risks than other types of debt securities, which can limit the potential for gain in a declining interest rate environment and increase the potential for loss in a rising interest rate environment. Mortgage-backed securities may also be structured so that they are particularly sensitive to interest rates. U.S. government guarantees apply only to certain securities held in the fund's portfolio and not to the fund's shares.

An investor should consider the fund’s investment objectives, risks, charges and expenses carefully before investing or sending money. This and other important information about the investment company can be found in the fund’s prospectus. To obtain a prospectus, please contact your financial advisor, call evergreen’s investment services center at 800.343.2898 or visit evergreeninvestments.com. Please read the prospectus carefully before investing.

Evergreen mutual funds are distributed by Evergreen Investment Services, Inc. 200 Berkeley Street, Boston, MA 02116-5034.

Evergreen InvestmentsSM is a service mark of Evergreen Investment Management Company, LLC. Copyright 2007. Evergreen Investment Management Company, LLC.

About Evergreen Investments

Evergreen Investments is the brand name under which Wachovia Corporation (NYSE:WB) conducts its investment management business. Wachovia Global Asset Management is the brand name under which Evergreen Investments conducts sales and distribution business outside of the United States.  Combined, the groups serve more than four million individual and institutional investors through a broad range of investment products. Led by 300 investment professionals, Evergreen Investments strives to meet client investment objectives through disciplined, team-based asset management. Evergreen Investments manages more than $312 billion in assets (as of March 31, 2007). Please visit EvergreenInvestments.com for more information about Evergreen Investments.

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